Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No November Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Houston, Texas —October 30, 2019 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest in November 2019 because the deficit incurred in the prior month has not yet been fully recovered. The Trust’s distribution calculation relates to net profits and overriding royalties generated during September 2019 as provided in the conveyance of net profits and overriding royalty interest.  All information in this press release has been provided to the Trustee by PCEC.

The current month’s calculation for the Developed Properties resulted in $0.5 million of direct operating revenues. The current month’s revenues were $3.4 million, lease operating expenses including property taxes were $2.7 million, and capital expenditures were $0.2 million. Average realized prices for the Developed Properties were $59.69 per Boe in September, as compared to $58.22 per Boe in August.  Net profits for the month of September for the Developed Properties were $0.4 million, which was reduced by the cumulative net profits deficit for the Developed Properties of $0.6 million, leaving a net deficit of $0.2 million, which will be subtracted from any future net profits.

The current month’s calculation included approximately $85,000 for the 7.5% overriding royalty interest on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $57.18 per Boe in September, as compared to $55.79 per Boe in August. The cumulative net profits deficit for the Remaining Properties, including the 7.5% overriding royalty interest payments, decreased by approximately $0.1 million and now totals $0.3 million as of September 2019.

The monthly operating and services fee of approximately $93,000 payable to PCEC and Trust general and administrative expenses of $40,000 together exceeded the distribution of approximately $86,000 received from PCEC from the 7.5% overriding royalty interest on the Remaining Properties, creating a shortfall of approximately $48,000.

PCEC has provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due.  Further, if the Trust requires more than the $1 million under the letter of credit to pay administrative expenses, PCEC may loan funds to the Trust necessary to pay such expenses.  Any funds provided under the letter of credit or loaned by PCEC may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. The Trust will be borrowing funds from PCEC to pay the expected shortfall of approximately $48,000, bringing the total amount of outstanding funds borrowed from PCEC to $100,000. Consequently, no further distributions will be made to Trust unitholders until the indebtedness created by such amounts drawn or borrowed, including interest thereon, has been paid in full.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of September 2019:

	Underlying Properties
	Sales Volumes		Average Price
	(Boe)	(Boe/day)	(per Boe)
Developed Properties (a)	57,376	1,913	$59.69
Remaining Properties (b)	21,014	700	$57.18

(a) Crude oil sales represented 98% of sales volumes

(b) Crude oil sales represented 100% of sales volumes

Recent Developments

As previously disclosed, on October 4, 2019 PricewaterhouseCoopers LLP resigned as the independent registered public accounting firm of the Trust. The Trust has commenced a search for, but has not yet identified, a successor independent registered public accounting firm. The Trust anticipates that the Trust may be unable to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 on a timely basis.

Overview of Trust Structure

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the SEC. As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, the Trust’s borrowing of funds from PCEC, and statements regarding the Trust’s ability to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 on a timely basis. Any anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019, and if applicable, the Trust’s subsequent Quarterly Reports on Form 10-Q. The Trust’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002